Exhibit 3.7.1
Información Mercantil interactiva de los Registros Mercantiles de España
REGISTRO MERCANTIL DE BARCELONA
Expedida el día: 19/05/2011 a las 08:44 horas.
ESTATUTOS
DATOS GENERALES

Denominación:	INSTITUTO GRIFOLS SA

Inicio de Operaciones:	21/09/1987

Domicilio Social:	POLIG.LEVANTE C/CAN GUASCH S/N PARETS

Duración:	INDEFINIDA

C.I.F.:	A58419326

Datos Registrales:	Hoja B-110367 Tomo 41752 Folio 56

Objeto Social:	LA PRACTICA DE INVESTIGACIONES CLINICAS Y BIOLOGICAS Y LA PREPARACION DE REACTIVOS Y PRODUCTOS TERAPEUTICOS Y DIETETICOS ASIMISMO PODRA DEDICARSE A LAS DEMAS ESPECIALIDADES FARMACEUTICAS. AMPLIAR A: LA PRESTACION DE SERVICIOS MEDICOS Y SANITARIOS DE TODO TIPO EN O PARA HOSPITALES, CLINICAS, SANATORIOS, CONSULTORIOS, BALNEARIOS ASI COMO CUALESQUIERA OTROS CENTROS MEDICOS O TERAPEUTICOS.ETC... LA PRACTICA DE INVESTIGACIONES CLINICAS Y B I O L O G I C A S , L A P R E P A R A C I O N Y F A B R I C A C I O N D E H E M O D E R I V A D O S , R E A C T I V A S , P R O D U C T O S TERAPEUTICOS, DEITETICOS Y ESPECIALIDADES FARMACEUTICAS. LA PRESTACION DE SERVICIOS SANITARIOS...
Estructura del órgano: Consejo de Administracion
Último depósito contable: 2009

ASIENTOS DE PRESENTACION VIGENTES
No existen asientos de presentación vigentes

SITUACIONES ESPECIALES
No existen situaciones especiales

ESTATUTOS
ESTATUTOS TITULO I DENOMINACION, OBJETO, DOMICILIO Y DURACION ARTICULO 1º.- La Compañia denominada INSTITUTO GRIFOLS, S.A., es de naturaleza mercantil, forma de anónima, nacionalidad española y se rige por los presentes Estatutos y en cuanto en ellos noestuviere dispuesto o sea de aplicación preceptiva, por el Texto Refundido de la Ley de Sociedades Anónimas. de 22 de Diciembre de 1989, Código de Comercio y demás disposiciones vigentes de aplicación. “Articulo 2”.- La Sociedad tiene por objeto: 1. La práctica de investigaciones clínicas y biológicas, la preparación y fabricación de hemoderivados, reactivas, productos terapéuticos, dietéticos y especialidades farmacéuticas. 2. La prestación de servicios sanitarios de todo tipo en o para hospitales, clínicas, sanatorios, consultorios, balnearios así como cualesquiera otros centros médicos o terapéuticos 3. La prestación de servicios de transformación de plasma sanguíneo, proveniente de las donaciones realizadas a Bancos de Sangre o a otros Centros de Transfusión Sanguínea, en productos hemoderivados, así como la realización de actividades de distribución de los productos Hemoderivados transformados a sus lugares de origen, y 4. La realización de las demás especialidades farmacéuticas. Quedan excluidas del objeto social, todas aquellas actividades para cuyo ejercicio la ley exija requisitos especiales que no queden cumplidos por esta Sociedad. Tales actividades podrán ser realizadas por la Sociedad, ya directamente, ya indirectamente, mediante la titularidad de acciones o participaciones en sociedades de objeto análogo o mediante cualesquiera otras formas admitidas en Derecho.” Articulo 3.- La Sociedad establece su domicilio en Polígono Levante, Calle Can Guasch, s/n, 08150 Parets del Vallés (Barcelona), pudiendo acordar su traslado dentro del mismo término municipal, establecer sucursales, oficinas o agencias en cualquier lugar del España o del extranjero, por acuerdo del Consejo de Administracion. Articulo 4.- La duración de la Sociedad será por tiempo indefinido, inició sus operaciones el día 21 de septiembre de 1987. Artículo 5.- El ejercicio social empezará el día primero de enero y terminará el día 31 de diciembre de cada año, por excepción el ejercicio que terminará el 31 de Diciembre de 1997, se ha iniciado el día 1 de agosto de 1997. TITULO II CAPITAL SOCIAL Y ACCIONES Articulo 6.- El capital social se fija en la suma 1.537.989,05 euros representado por 51.181 acciones nominativas de valor nominal 30,05 euros cada una, numeradas correlativamente del 1 a la 51.181 ambas inclusive. Las acciones estarán representadas por medio de titulos, se extenderán de libros talonarios, podrán incorporar una o más acciones de la misma serie y contendrán todas las circunstancias legales previstas en el artículo 53 de la Ley de Sociedades Anónimas. Las acciones están suscritas y desembolsadas en su totalidad. La sociedad llevará un Libro Registro de Acciones en el que se anotarán las sucesivas transferencias de las acciones. Articulo 7.- Las acciones son indivisibles con respecto a la Sociedad, de modo que ésta no reconocerá más que a un solo propietario por cada acción. Los co-propietarios de una acción deberán hacerse representar ante la Sociedad por una sola persona, sinperjuicio de responder todos solidariamente de cuántas obligaciones se deriven de la propiedad de la acción. TITULO III DERECHOS Y OBLIGACIONES DE LOS SOCIOS Artículo 8.- La adquisición de una o más acciones presupone la conformidad y aceptación de los presentes Estatutos, y el estado o condición de accionista implica, in excepción, no solamente la aceptaciónde los presentes Estatutos sino la conformidad con los acuerdos de la Junta General de Accionistas, con las decisiones del consejo de Administración, el cumplimiento de todas las demás obligaciones resultantes de la escritura de constitución o la aplicación o interpretación de los presentes Estatutos, dejando a salvo, no obstante, los derechos y acciones que la Ley confiere a los accionistas. Artículo 9.- Cada acción confiere a su titular legítimo el estado o condición de accionista con los derechos y obligaciones inherentes a la misma, de acuerdo con los presentes Estatutos y las disposiciones legales en vigor, y entre ellos: 1.- Participación proporcional en los beneficios de la Sociedad. 2.- Participación proporcional en el patrimonio social que resulte de la liquidación de la Sociedad. 3.- El derecho de preferente suscripción en el caso de emisión de nuevas acciones. 4.- El derecho de asistir y votar en las Juntas Generales. 5.- El derecho de transmitir, dar en prenda, ofrecer en garantía o de cualquier otro modo disponer del título legal o beneficial de sus acciones, conforme a lo dispuesto en los presentes Estatutos. 6.- Los demásconferidos por la Ley. Artículo 10.- Las acciones serán transmisibles por cualquiera de los medios admitidos en Derecho. Ello no obstante, los accionistas y subsidiariamente la Sociedad tendrán derecho preferente para adquirir la totalidad o parte de las acciones que alguno deellos se proponga transmitir por título oneroso inter-vivos a persona que no sea su cónyuge, ascendiente o descendiente a cuyo efecto deberá comunicar a la Administración de la Sociedad el número de las acciones a transmitir, el nombre y circunstanciasdel presunto adquirente y el precio ofrecido. La Administración lo comunicará inmediatamente y a lo más tardar en el plazo de diez días hábiles, a los demás accionistas, quienes tendrán un plazo de treinta días para ejercitar su derechos de adquisiciónpreferente. Si fueren más de uno los solicitantes, las acciones se distribuirán entre ellos proporcionalmente al número de las que ya posean. Caso de resultar exceso no prorrateable, se adjudicará sorteando una por una entre los solicitantes las acciones sobrantes, excluyéndose de los sucesivos sorteos a los ya favorecidos por los anteriores. Si ninguno de los accionistas manifestare dentro de plazo su propósito de adquirir las acciones ofrecidas, o hubiere sobrante, podrá adquirirlas la Sociedad enla forma legalmente establecida, dentro de otros treinta días. Una vez comunicado al accionista enajenante que ni los socios ni la Sociedad están interesados en adquirir las acciones ofrecidas, o transcurridos los citados plazos sin comunicación alguna, podrá aquél transmitir libremente a la persona y por el precio anunciado las. acciones en cuestión, con tal de hacerlo dentro de los dos meses siguientes al día en que haya quedado expedito su derecho. Transcurrido este último plazo sin haberse procedido a la enajenación, deberán repetirse los trámites indicados para intentarla de nuevo. En los casos de transmisión judicial se observarán las mismas formalidades y plazos para que los accionistas y subsidiariamente la sociedad pueda adquirir con preferencia las acciones a contar dichos plazos desde que el adquirente comunique a la Administración de la Sociedad la adjudicación a su favor formalizada. El mismo derecho de adquisición preferente existirá en caso de donación o transmisión “mortis causa” en favor de personas que no sean cónyuge o ascendientes o descendientes en línea recta del accionista, en cuyos casos los herederos, legatarios, donatarios o receptores deberán comunicar a la Administración de la Sociedad su titulo adquisitivo, a partir decuyo momento se observarán los trámites y plazos previstos en los precedentes párrafos. El precio por el cual los accionistas, que ejerciten su derecho de preferencia, o la Sociedad en su caso, podrán adquirir las acciones ofrecidas, será el que corresponda al valor real de las mismas. A falta de acuerdo acerca del valor real, se determinará conforme a lo establecido en el artículo 64 de la Ley de Sociedades Anónimas. La Sociedad no reconocerá como accionista al adquirente de acciones transmitidas sin los anteriores requisitos, ni mientras éste no comunique a aquélla la adquisición ya efectuada. Si un accionista que deseare ejercitar el derecho preferente como consecuencia de una disposición legal que se lo impidiere no pudiese ejercitarlo, podrá designar persona natural o jurídica que se subrogue en su lugar y derecho a los efectos indicados. Sin perjuicio de ello, si la adquisición por un súbdito extranjero requiriese autorización administrativa, éste deberá manifestar en el plazo previsto si estáo no dispuesto a adquirir, y en caso afirmativo , se suspenderán los plazos indicados en este artículo, hasta que recaiga decisión sobre el particular por la autoridad competente entendiéndose denegado si transcurridos doce meses nada se ha sabido al respecto. La iniciación del expediente por el presunto adquirente deberá efectuarse dentro del plazo máximo de un mes a contar desde la contestación afirmativa. A fines de publicidad de lo dispuesto en el presente artículo, en los títulos representativos de las acciones figurará la mención: “La transmisión de esta acción se halla sujeta a las limitaciones establecidas en el artículo 10.- de los Estatutos Sociales”. TITULO IV REGIMEN Y ADMINISTRACION DE LA SOCIEDAD Artículo 11.- El régimen y administración de la Sociedad corresponderá a: a) La Junta general de accionistas. b) El Consejo de Administración. Ello sin perjuicio de los demás cargos que por disposición estatutaria o imperativos de la Ley puedan nombrarse. CAPITULO PRIMERO: DE LA JUNTA GENERAL. Articulo 12.- La Junta general de accionista legalmente constituida representa a todos los accionistas y sus acuerdos, adoptados de conformidad con estos Estatutos, serán obligatorios para todos los accionistas, incluso los disidentes y los que hayan participado en la votación, dejando a salvo, no obstante, los derechos que la Ley confiere a los accionistas. Artículo 13.- Las Juntas Generales de Accionistas pueden ser ordinarias o Extraordinarias. La Junta General Ordinaria se celebrará dentro de los seis primeros meses de cada ejercicio para censurar la gestión social, aprobar en su caso las cuentas del ejercicio anterior y resolver sobre la distribución de resultados. Toda otra Junta será considerada Extraordinaria. Las Juntas Extraordinarias se reunirán cuando lo estime conveniente el Consejo de Administración de la Sociedad a iniciativa propia o por petición de socios que representen como mínimo un 5% del capital social, expresando en la solicitud los asuntos a tratar en Junta. En este supuesto, deberá convocarse la Junta para celebrarse dentro de los treinta días siguientes a la fecha en que se hubiese requerido notarialmente al Consejo de Administración para convocarla. Artículo 14.- La convocatoria de la Junta, tanto Ordinaria como Extraordinaria, se hará mediante anuncio publicado en el Boletín Oficial del Registro Mercantil, así, como en uno de los diarios de mayor circulación en la provincia del domicilio social. El anuncio se publicará por lo menos con quince días de antelación a la fecha fijada para la celebración, salvo en los casos de fusión y escisión en que la antelación deberá ser de un mes como mínimo. El anuncio deberá indicar si la Junta es Ordinaria o Extraordinaria y expresará la fecha de reunión en primera convocatoria y todos los asuntos que han de tratarse. Igualmente señalará la fecha en que, si procediere, se reunirá la Junta en segunda convocatoria, debiendo mediar, por lo menos, un plazo de veinticuatro horas entre la primera y la segunda reunión. Las convocatorias a las Juntas, tanto Ordinarias como Extraordinarias, se harán además individualmente a cada accionista por carta certificada si residen en España, y carta certificada por correo aéreo si residen en el extranjero, con una antelación mínima de quince días a la fecha prevista para su celebración. Artículo 15.- La Junta General de Accionistas, tanto Ordinaria como Extraordinaria, quedará constituida válidamente en primera convocatoria cuando los accionistas presentes o representados posean, al menos, el 25% del capital suscrito con derecho de voto. En segunda convocatoria, será válida la constitución de la Junta cualquiera que sea el capital concurrente a la misma. No obstante ello, para que la Junta General ordinaria o Extraordinaria pueda acordar válidamente la emisión de obligaciones, el aumento o reducción de capital, la transformación, fusión o escisión de la Sociedad y, en general, cualquier modificación de los Estatutos Sociales, será necesaria, en primera convocatoria, la concurrencia de accionistas presentes o representados que posean,al menos, el 50% del capital suscrito con derecho a voto. En segunda convocatoria será suficiente la concurrencia del 25% de dicho capital. No obstante lo dispuesto en los párrafos anteriores, la Junta se entenderá convocada y quedará válidamente constituida para tratar de cualquier asunto, siempre que esté presente todo el capital social y los asistentes acepten por unanimidad la celebración de la Junta. Artículo 16.- Para asistir a las Juntas Generales es indispensable tener las acciones inscritas en el Libro-Registro de Acciones, con cinco días de antelación a aquel en que deba celebrarse la Junta. Todo accionista que tenga derecho de asistencia conforme al párrafo anterior podrá ser representado en la Junta por medio de otra persona, aunque no sea accionista, por medio de autorización escrita firmada por el accionista ausente, en la que se especifique para qué Junta se otorga. Articulo 17.- Cada acción da derecho a un voto, y los acuerdos de la Junta se adoptarán por mayoría de votos entre los presentes y representados, salvo los casos en los que la Ley prevé una votación favorable superior. Artículo 18.- Las Juntas Generales se celebrarán en el domicilio social en la fecha y hora señaladas en la convocatoria. Las Juntas serán presididas por el Presidente del Consejo de Administración o por el Consejero que válidamente lo sustituya, y en su defecto, por el asistente que al efecto designen los accionistas. El Presidente estará asistido por un Secretario que será también el del propio Consejo. En defecto de Secretario del Consejo, desempeñará tal función el asistente a la Junta que a este efecto designen los accionistas. El Presidente dirigirá las discusiones pudiendo resolver las cuestiones de procedimiento que surjan. Antes de entrar en el orden del día se formará la lista de asistentes, expresando el carácter o representación de cada unoy el número de acciones propias y ajenas con que concurran. Las deliberaciones y acuerdos de las Juntas se harán constar en acta sentada en el correspondiente libro, debiéndose aprobar las de cada sesión en la forma legalmente prevista. Las certificaciones de tales actas serán extendidas por el Secretario y llevarán el visto bueno del Presidente. Artículo 19º.- Los acuerdos válidamente adoptados por las Juntas Generales serán desde su aprobación ejecutivos de acuerdo con lo previsto en el artículo 113 de la Ley de Sociedades Anónimas y obligatorios para todos los accionistas, incluso para los ausentes o disidentes y salvas las acciones de impugnación y separación, en su caso, que la Ley concede a los accionistas. CAPITULO SEGUNDO: DE LA ADMINISTRACION SOCIAL Artículo 20º.- La Administración y representación legal de la sociedad estará a cargo de un Consejo de Administración, integrado por tres Consejeros, como mínimo y diez como máximo. Los Consejeros serán nombrados y separados libremente por la Junta General y ejercerán el cargo por el plazo de cinco años pudiendo ser reelegidos un o más veces por periodos de igual duración máxima. La Junta General de Accionistas determinará la cuantía de la retribución, la cual vendrá constituida en una participación en las ganancias de la Sociedad que será como máximo el 10% de aquellas, respetando lo que ordena el artículo 130 de la Ley de Sociedades Anónimas. Artículo 21.- El Consejo de Administración quedara válidamente constituido cuando concurran a la reunión, presentes o representados, la mayoria absoluta de sus miembros. Los acuerdos se adoptarán por mayoría absoluta de los Consejeros concurrentes a la sesión salvo en aquellos casos que se requieran otros quorums especiales- que deberá ser convocada por el Presidente o por quien haga sus veces. Las discusiones y acuerdos del Consejo se llevarán a un libro de actas, que serán firmadas por el Presidente y el Secretario. Articulo 22.- El Consejo de Administración ostentará la representación de la Sociedad, en juicio y fuera de él, en cuántos asuntos afecten al giro y tráfico de la Sociedad. A título simplemente enunciativo, no limitativo, se relacionan como facultades del Consejo de Administración de la Sociedad, las siguientes: a) Administrar los bienes de la Sociedad de cualquier clase; iniciar, proseguir y terminar toda clase de expedientes ante cualquier persona o entidad, el Estado, las Comunidades Autónomas, lasOrganizaciones ,autónomas, la Provincia y el Municipio. b) Cobrar y pagar cuantas cantidades acredite o deba la Sociedad por cualquier titulo o causa, incluso hacer efectivos libramientos del Estado, Entes Autonómicos, la Provincia y el municipio en cualquiera de sus dependencias, incluso delegaciones de Hacienda, firmando los recibos y demás documentos que se exijan. c) Representar a la Sociedad en toda clase de contratos y operaciones, con facultades expresas para arrendar, comprar, vender, permutar, ceder y en cualquier otra forma adquirir y enajenar bienes muebles e inmuebles; practicar agrupaciones y segregaciones de fincas; describir restos; formalizar declaraciones de obras; constituir inmuebles en régimen de propiedad horizontal y, en general, realizar en relación con dichos bienes, toda clase de actos y contratos de administración y dominio. d) Tomar dinero a préstamo de cualquier persona o entidad, incluso del Banco Hipotecario de España, Banco de Crédito a la Construcción, Cajas de Ahorroo entidades similares, constituyendo en garantía del capital y responsabilidades accesorias que libremente concierte, hipoteca sobre los bienes muebles e inmuebles de la Sociedad. Cancelar hipotecas y otros gravámenes constituidos a favor de la Sociedad.e) Librar, endosar, negociar, aceptar, cobrar, pagar y protestar letras de cambio, cheques y demás documentos de crédito y giro; abrir, seguir y cancelar cuantas corrientes de efectivo o de crédito, con o sin garantía de efectos y otros bienes; constituir, cancelar y retirar fianzas provisionales y definitivas, así como depósitos y avales de cualquier clase. Todo ello en cualquier Banco, Caja de Ahorros o entidades análogas, incluso el Banco de España y sus sucursales. f) Contratar y despedir personal, fijando sus sueldos y demás emolumentos; formular expedientes de sanciones laborales ante los Juzgados de lo Social, con facultad para absolver posiciones en juicio. g) Tomar parte en cualquier clase de subastas y concursos que se convoquen por particulares u Organismos y dependencias del Estado, de los Entes Autonómicos, la Provincia o el municipio y cualesquiera otros. h) Resolver, transigir, comprometer, iniciar, seguir y terminar cuántos expedientes, asuntos o gestiones interesen a la Sociedad yejercer las acciones de toda índole que a ella correspondan. i) Conferir y revocar poderes de cualquier clase, incluso para litigar y pleitear, con las facultades ordinarias y extraordinarias que tenga a bien, así como recurrir en casación, sin limitación alguna. j) Otorgar y firmar para cuanto antecede los documentos públicos y privados necesarios o convenientes, pactando en ellos todo género de cláusulas, sin limitación alguna. Artículo 23.- El Consejo de Administración podrá conceder a favor de uno o varios de sus miembros, o de personas ajenas al mismo, todas o parte de las facultades relacionadas en el artículo anterior, facultándoles para utilizar la denominación de Consejero-Delegado, Gerente, Apoderado u otra más apropiada. Asimismo podrá revocar en cualquier momento tales delegaciones. TITULO V DE LAS CUENTAS ANUALES Y APLICACION DE RESULTADOS Artículo 24.- El Consejo de Administración deberá formular en el plazo máximo de tres meses contados a partir del cierre del ejercicio social, las cuentas anuales, es decir, el Balance, la Cuentade Pérdidas y Ganacias y la Memoria, así como el informe de gestión y la propuesta de aplicación de resultados, correspondientes a dicho ejercicio social, con los requisitos establecidos por la Ley. Las cuentas anuales y el informe de gestión deberán ser revisados por los Auditores de Cuentas, salvo en el caso de que la Sociedad pueda presentar balance abreviado, según lo previsto en la Ley de Sociedades Anónimas, y se someterán, a examen de los accionistas, y a la consideración y aprobación, en su caso, de la Junta General Ordinaria, con los requisitos establecidos en la Ley de Sociedades Anónimas. TITULO VI TRANSFORMACION, FUSION, ESCISION DISOLUCION Y LIQUIDACION DE LA SOCIEDAD. Artículo 25.- La Junta General Extraordinaria de Accionistas convocada a tal fin, podrá acordar y llevar a cabo la transformación, fusión y escisión de la Sociedad, observándose en todo momento cuánto disponen al respecto la Ley de Sociedades Anónimas y los presentes Estatutos. Articulo 26.- La Sociedad podrá disolverse previo acuerdo de la Junta General de Accionistas y por cualquiera de las causas establecidas en el articulo 260 de la Ley de Sociedades Anónimas. Artículo 27.- Acordada la disolución, la liquidación se llevará a cabo, en su caso, conforme a lo dispuesto en la Ley de Sociedades Anónimas. A tal fin, la Junta General de Accionistas nombrará uno o más liquidadores, en número impar, y les conferirá eloportuno mandato. Artículo 28.-Terminada la liquidación, el liquidador o liquidadores prepararán el Balance final y determinarán el valor de los bienes sociales y la cuota de liquidación que corresponda a cada acción. DISPOSICIONES GENERALES. Artículo 29.- 1- Cualquier cuestión para la interpretación y aplicación de los presentes Estatutos Sociales que lo precise, salvo aquellas reguladas por la Ley de Sociedades Anónimas, será dirimida por arbitraje de equidad, conforme la Ley 36/1988, de 5 de diciembre. 2. No podrán ocupar cargos en la Sociedad, ni ejercerlos, las personas declaradas incompatibles por cualquier precepto, en especial por la. Ley 25/1983 de 26 de diciembre, modificada por la Ley 9/1991 de 22 de marzo.